Exhibit 99.1

Montrose Environmental Group Is Now Onterris

Earth Day launch of new, unified brand highlights commitment “For Planet & Progress”

Little Rock, AR, April 21, 2026 — Montrose Environmental Group (NYSE: MEG, changing to ONT May 4, 2026) will mark Earth Day by rebranding to Onterris. The new, unified brand reflects a purpose and broader role in tackling complex environmental challenges with scientific rigor, operational quality and precise execution. It also aligns expertise and market awareness to position the Company for its next phase of growth. Founded 14 years ago and operating across the U.S., Canada and Australia, the Company is a leading pure-play environmental solutions provider. While the name is new, the mission remains unchanged: advancing our way of life without compromising the integrity of our environment.

At the heart of the new brand is a guiding principle: For Planet & Progress.

“Onterris is more than a new name. This brand reflects our company’s evolution and role in solving some of the defining environmental challenges of our time,” said Vijay Manthripragada, President and CEO of Onterris. “Our clients operate at the intersection of environmental responsibility, evolving regulatory frameworks and operational performance. By uniting our expertise across science, engineering, data and consulting, Onterris facilitates economic progress without compromising environmental stewardship, an approach that is especially meaningful as we celebrate Earth Day.”

A brand inspired by the Earth and the responsibility we share

The Onterris brand draws inspiration from the “pale blue dot,” the image of Earth captured by NASA’s Voyager 1 from more than four billion miles away. That perspective reinforces the shared responsibility for our home. Combining “on,” symbolizing motion and intent, with “terris,” meaning earth, the name reflects a belief in practical, innovative, science-driven solutions to the real-world challenges that communities and industries face every day.

One name, many solutions

Onterris unites the Company’s distinctive environmental consulting, testing and treatment expertise under one global identity. The transition brings together brands, including Montrose Environmental in the U.S. and Canada, as well as ECT2, CTEH and Enthalpy Analytical in the U.S., and Epic Environmental in Australia, creating a clearer, more consistent experience for clients and partners across regions and services. We believe this change will strengthen alignment, enhance client engagement and support continued long-term organic growth.

Built for a changing operating environment

Environmental challenges are increasingly interconnected. Resource constraints, public health impacts, climate pressures and a rapidly changing regulatory environment continue to reshape industries and redefine how organizations manage risk and support growth. Onterris uses science, technology, data and field execution through a unified, evolving platform, helping clients build resilience and reduce environmental and regulatory risk to protect air, water and soil. We believe bringing these capabilities together under the unified Onterris brand will enhance client service and scale solutions to meet growing demand. This approach reflects a core belief that environmental responsibility and human progress are fundamentally intertwined.

Exhibit 99.1

In connection with its name change, the Company will change the common stock ticker symbol as listed on the New York Stock Exchange from ‘MEG’ to ‘ONT’. Both the name and ticker symbol changes will become effective on the New York Stock Exchange at the start of trading on May 4, 2026.

Learn more about Onterris and how we support both planet and progress at www.onterris.com.

About Onterris

Onterris is a global environmental solutions company partnering with organizations to solve complex challenges where environmental pressures, regulatory expectations and operational risks intersect. Guided by our mission to advance the way of life without compromising the integrity of our environment, we believe environmental responsibility and human progress are fundamentally connected. Our scientists, engineers, field teams and consultants apply systems thinking that unites science, data and practical expertise to deliver solutions that strengthen our clients’ resilience, mitigate risk and help protect the air, water and soil that sustain communities, while uncovering responsible paths forward for planet and progress. For more information, visit www.onterris.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contacts

Investor Relations:
Adrianne Griffin

Senior Vice President, Investor Relations & Treasury
(949) 988-3383
ir@montrose-env.com

Media Relations:
Lauren Dowling

Senior Vice President, Marketing & Communications

(214) 514-9809
laurendowling@montrose-env.com